November 18, 2009

Dear Fellow Shareholders:

The completion on October 30, 2009 of our merger with China BioPharmaceuticals Holdings, Inc. is a major milestone and accomplishment for NeoStem.  The net effect of the merger is our acquisition of a controlling 51% interest in Suzhou Erye Pharmaceuticals (“Erye”), a China-based pharmaceutical company with revenues on track to exceed $60 million in 2009.  This marks our transition to being a vertically integrated, biopharmaceutical development and distribution company with an effective platform for significant growth in China, which is one of the world’s most dynamic consumer markets.  I intend to use this letter to our shareholders to clarify NeoStem's near term and long term business strategies.

NeoStem has evolved from its beginnings as a one-dimensional healthcare services company with nominal revenues to a multi-dimensional biopharmaceutical company with state-of-the-art capabilities in stem cell collection, processing, cryopreservation, and therapeutic development and pharmaceutical drug development and distribution, with significant revenues.

Erye is expanding its research, development and distribution capabilities, and is on track to become one of the largest antibiotic producers in Eastern China.

The acquisition of Erye provides us a pharmaceutical distribution system in one of the world's fastest growing consumer markets and we anticipate Erye’s recent robust sales and earnings growth to continue.  Earlier this year, the Chinese government announced that improving the healthcare for its citizens is a major priority and, according to Forbes.com, China’s State Council has approved the spending of $124 billion on its healthcare system between 2009 and 2011.  Owning a controlling interest in one of the largest antibiotic producers/distributors in China positions us to take advantage of this growth with products we develop in China and products we develop or license in the US for manufacturing and distribution in China.  Given our size and distribution capabilities, any significant product acquisition or development could accelerate our revenue growth.

While NeoStem will continue to offer through Erye traditional pharmaceutical products, we will advance our research and development activities in the US and China focused on stem cell-based therapies beyond hematologic malignancies which have been used therapeutically for over 40 years.   The Chinese market for adult stem cell therapies is more advanced than in the US and we look forward to the expansion of these revenue opportunities.

We believe that our revenues and profitability will reflect our growth from a service company to a fully integrated international biopharmaceutical company and that this will produce a positive response in the investor market.

NeoStem’s market capitalization has increased since the closing of the merger by approximately $40 million to a market capitalization of approximately $59 million as of the writing of this letter.  Although the merger resulted in a dilution of the management team’s equity ownership of NeoStem, the team retains a significant stake in NeoStem’s continuing success and remains aligned with your interests as shareholders.  We believe the future for NeoStem is very bright, remain committed to growing the value of your NeoStem holdings and want you to know that we appreciate your continuing support. I look forward to updating you further in the near future with progress on many of the exciting new initiatives that we have launched in the pharmaceutical and stem cell therapies sectors, both in the US and China.

Robin Smith, MD, MBA
CEO

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this letter, and involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Registration Statement on Form S-4/A filed with the Commission on October 6, 2009 as well as periodic filings made with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical, research and product development and market acceptance, which is outside its control.

420 Lexington Avenue │ Suite 450 │ NYC│ 10170 │ Phone: (212) 584-4180 │ Fax: (646) 514-7787
www.neostem.com